Exhibit B.45.1
Certificate of Incorporation
Stock Corporation


                               STATE OF CONNECTICUT
                              SECRETARY OF THE STATE

1.  The name of the corporation is:

Yankee Energy Marketing Company

2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation are as follows:

To engage in power marketingand energy consultation services for energy users.

To engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut including, without limitation, such other business and the purposes of the corporation as described above. The enmeration of specific powers shall not be taken to limit or abridge the general powers of the corporation.

3. There shall be one class of capital stock, designeated "Common Stock" and having no par value, of which 10,000 shares will be authorized.

4. There is only one class of shares authorized above.

5. The minimum amount of stated capital with which the corporation shall commence business is One thousand ($1,000)dollars.

6. Any action which, under any provision of Ch. 599, Title 33, of the Connecticut General Statutes, Revision of 1958, as amended, may be taken at a meeting of shareholders may also be taken without a meeting, by consent, in writing, setting forth the action to be taken, signed by persons holding not less than a majority of the voting power of shares, or of the shares of any particular class entitled to vote thereon or to take such action, or their duly authorized attorneys, all in accordance with Section 33-330 of the Connecticut General Statutes.

Dated this 10th day of October 1995

Branko Terzic, Incorporator
/S/ Branko Terzic


Appointment of Statutory Agent for Service, Domestic Corporation
Name of Corporation:

Yankee Energy Marketing Company



The above corporation appoints as its statutory agent for service:
Name of natural person who is resident of Connecticut:

                                      Business Address:

Mary J. Healey                        599 Research Parkway Meriden, CT 06450

                                      Residence Address:

                                      99 Laurel Road, New Britain, CT 06052






                                 Authorization

Branko Terzic, Incorporator        /S/ Branko Terzic  Oct 10, 1995


Acceptance:
Mary J. Healey                     /S/ Mary J. Healey